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                                   Exhibit 99



                                                                  NEWS RELEASE

         One Logan Square
         Philadelphia, PA  19103
         (215) 864-1200
         (800) 523-4511

FOR FURTHER INFORMATION CONTACT:                         FOR IMMEDIATE RELEASE
Janice Smallacombe (215) 864-1253



                            MARITRANS INC. ANNOUNCES
                            ------------------------
                   PURCHASE OF SUN COMPANY INC'S MARINE ASSETS
                   -------------------------------------------

         PHILADELPHIA, PA (July 25, 1997) -- Stephen A. Van Dyck, Chairman and Chief Executive Officer of Maritrans Inc. (NYSE symbol TUG) announced today that Maritrans has signed agreements to purchase the remaining marine assets of Sun Transport Inc. in a deal valued at approximately $30 million.

         Maritrans has agreed to acquire six vessels in the transaction. The vessels are:

o The MT New York Sun which is a 34,000 dwt. petroleum tanker currently on charter to the Military Sealift Command.

o The MT Philadelphia Sun, the sister ship of the New York Sun, which will continue to be employed by Sun Company in its lube oil trade.

o Two tug and barge units, the Puerto Rico Sun/Borinquen Sun and the Seminole Sun/Caribe Sun, which will remain in service to Sun's Puerto Rico operations.

Maritrans plans make offers of employment to the Sun's current crews and selected support personnel.

                                     more...





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MARITRANS ACQUIRES SUN MARINE ASSETS (continued)

         Van Dyck commented, "We are extremely pleased with this logical expansion of our fleet and service capability. We expect these acquisitions will contribute positively to our net income and cash flow both in the short and long term. All of these vessels will contribute additional contracted revenue." He added, " Sun is an important customer and we are pleased to be their choice for service in these markets."

         Maritrans also owns and operates a fleet of tugboats and oceangoing petroleum tank barges along the Gulf and Atlantic Coasts, and owns and operates oil storage terminals on the Atlantic Coast. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG."





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